Exhibit (e)(16)

May , 2012

Artisan Partners Distributors LLC

875 East Wisconsin Avenue

Suite 800

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

This is to advise you that Artisan Partners Funds, Inc. has established a new class of shares for Artisan Global Value Fund to be known as Institutional Shares. The Fund also has an Investor Share class. In accordance with paragraph 6 of the Distribution Agreement between Artisan Partners Funds, Inc. and Artisan Partners Distributors LLC dated October 29, 1998, as amended February 12, 2009, Artisan Partners Funds, Inc. hereby requests that you act as Distributor for the Fund’s new class of shares under the terms of the Distribution Agreement.

Please indicate your acceptance of this appointment as Distributor by executing two copies of this Letter Agreement, returning one copy to us and retaining one copy for your records.

ARTISAN PARTNERS FUNDS, INC.

By:
Gregory K. Ramirez
Chief Financial Officer

Agreed to this        day of                 , 2012

ARTISAN PARTNERS DISTRIBUTORS LLC

By:
Name: Sarah A. Johnson
Title: Vice President